Exhibit 99.1

1025 Eldorado Boulevard
Broomfield, Colorado 80021
www.Level3.com

NEWS RELEASE

Level 3 contacts:

Media:	Josh Howell	Investors:	Robin Grey
	720-888-2517		720-888-2518

	Jennifer Daumler		Sandra Curlander
	720-888-3356		720-888-2501

Level 3 To Acquire WilTel Communications

Purchase Price Consists of 115 Million Shares Of Level 3 Common Stock
 And $370 Million in Cash

Transaction Includes Multi-Year SBC Contract

Company Will Acquire And Operate Vyvx Subsidiary

BROOMFIELD, Colo., October 31, 2005 — Level 3 Communications, Inc. (Nasdaq: LVLT) today announced that it has signed a definitive agreement with Leucadia National Corporation (NYSE: LUK) under which Level 3 will acquire WilTel Communications Group, LLC. Level 3 will pay 115 million shares of Level 3 common stock and $370 million cash.  The agreement provides that Level 3 will not acquire certain assets and liabilities of WilTel.  Closing is expected to occur in the first quarter of 2006, subject to customary closing conditions including receipt of state and federal regulatory approvals.

Based in Tulsa, Okla., WilTel delivers a comprehensive suite of voice, data, video and IP services over a next-generation fiber-optic network. The acquisition includes all of WilTel’s communications business, including a multi-year contract with SBC and WilTel’s Vyvx video transmission business.  The acquisition does not include WilTel’s headquarters building or the assumption of any of WilTel’s outstanding debt or mortgage obligations.  The parties have agreed that WilTel will have at closing $100 million in cash for which Level 3 will pay an additional $100 million in cash.  Additional details regarding the financial aspects of the transaction are described below.

“There is a unique and compelling fit between WilTel and Level 3,” said James Q. Crowe, chief executive officer of Level 3. “Both companies are experienced providers of optical and IP-based services, and both serve similar customer bases.

“We believe this transaction brings together the two premier providers of communications backbone services and that our customers will benefit significantly from that shared institutional excellence. We also believe the combined technical and service capabilities will help support and advance our customers’ transition to IP technology and Voice over IP,” said Crowe.

“WilTel has a reputation based on consistent delivery, operational excellence and proven customer satisfaction, and we believe that Level 3 has a similar reputation and shares our vision of the future of IP communications and technology convergence,” said Jeff K. Storey, president and chief executive officer of WilTel Communications.

Expected synergies

“We expect to achieve substantial synergies through this transaction,” said Kevin O’Hara, president and chief operating officer of Level 3. “We plan to combine and optimize the Level 3 and WilTel networks. The merged network will reach 50 new markets and include 3000 new route miles compared with Level 3’s pre-acquisition facilities. We expect to migrate substantially all of WilTel’s IP, optical and voice transport traffic to the combined network.”

SBC contract

The transaction includes the contract between WilTel and its largest customer, SBC. In January 2005, SBC announced its pending merger with AT&T and its intention to migrate the services provided by WilTel to the merged SBC and AT&T network. In anticipation of the successful completion of the SBC and AT&T merger, the contract between WilTel and SBC was amended.

The amended SBC agreement runs through 2009 and provides for a purchase commitment of $600 million from January 2005 through the end of 2007, and $75 million from January 2008 through the end of 2009. Only purchases of on-net services count toward satisfaction of this purchase commitment. Originating and terminating access charges paid to local phone companies are passed through to SBC in accordance with a formula that approximates cost. Additionally, the SBC agreement provides for the payment of $50 million from SBC if certain performance criteria are met.

“SBC is an existing and important customer of Level 3, and we look forward to expanding our relationship with them,” said Crowe. “We are committed to working hard to ensure a smooth transition for SBC throughout this process.”

“We have had a long and mutually beneficial relationship with WilTel Communications and Leucadia National Corporation and their management teams,” said James S. Kahan, senior executive vice president of corporate development for SBC. “We are supportive of the transaction with Level 3 and look forward to working with the Level 3 team as we have on numerous occasions in the past.”

Vyvx video business

As a part of the transaction, Level 3 will acquire the WilTel subsidiary, Vyvx, LLC, the industry leader in gathering and distributing broadcast quality live and non-live video for the media and entertainment industry. The company delivers nearly 250,000 fiber and satellite video feeds, and more than 5 million ads and promotional media content around the world each year.

“We recognize the importance of Vyvx’s customers and are committed to ensuring they receive the highest quality service without disruption,” said O’Hara.

“We believe that Vyvx’s expertise in transporting video combined with its strong brand and customer relationships may create some additional opportunities for Level 3 as the video transport market evolves.”

Vyvx reported $120 million in revenue in 2004 and $59 million in revenue for the first six months of 2005.

Transaction terms

Under the terms of the Level 3-Leucadia agreement:

•                  Level 3 will pay 115 million shares of Level 3 common stock and $370 million in cash subject to certain adjustments as described below.

•                  Level 3 has the right to substitute cash in lieu of delivering common stock.

•                  Leucadia will retain WilTel’s existing $358 million credit facility, its Tulsa headquarters building, and the $60 million mortgage on the building. Leucadia will also retain WilTel’s obligations under its defined benefit pension plan.

•                  Level 3’s $370 million cash consideration at closing is subject to certain adjustments relating to working capital and time of closing. It is anticipated that Leucadia will retain any cash and marketable securities in excess of $100 million.

•                  Closing is subject to customary conditions including receipt of Hart-Scott-Rodino approval, and federal and state regulatory approvals.

•                  As part of the transaction, Leucadia will retain the right to receive a $236 million termination payment from SBC.

Financial overview

Including the SBC master agreement contract, Level 3 expects WilTel to contribute $1.5 to $1.6 billion of revenue in 2006. Based on the expected migration of SBC traffic to merged SBC and AT&T facilities, this amount is expected to decline to approximately $600 million in 2008. Level 3 expects WilTel to contribute approximately $50-90 million in cash flow in 2006, including integration costs, and approximately $125-150 million on an annual basis thereafter. Level 3 expects integration costs to be $100-150 million.

Assuming the transaction closes in the first quarter of next year, the majority of integration costs are expected to be incurred in 2006

“These incremental cash flow projections are preliminary, and we expect to refine them and provide more detail as we proceed with the integration planning over the next few months,” said Sunit Patel, chief financial officer of Level 3.

Integration

“We anticipate that integration of the network businesses will take approximately 15-18 months as we streamline processes and systems, and migrate IP, optical and voice transport traffic to an optimized Level 3 and WilTel network,” said O’Hara. “During the integration process, we will work hard to identify and retain the best employees from both companies in order to create the strongest possible integrated organization.”

Transaction Summary

“The transaction will increase the size and scale of Level 3’s transport, IP and voice businesses, and add a market leading video transport business,” said Crowe. “It will add high credit quality customers and a group of high quality employees. The transaction will broaden our network capabilities, enabling the company to access new markets and increase capacity on major traffic routes. It will allow the combined operations to benefit from significant synergies resulting from the elimination of duplicative network infrastructure and common resources. And we believe that the transaction will significantly strengthen our financial position.”

JPMorgan and Evercore Partners acted as financial advisers to Level 3. Willkie Farr & Gallagher LLP acted as legal counsel to Level 3.

Conference Call

Level 3 will hold an investor and media conference call today to discuss the announcement at 10:00 a.m. Eastern Time. To join the call, please dial (612) 288-0318. A live broadcast of the call can also be heard on Level 3’s Web site at www.Level3.com. An audio replay of the call will be accessible through the Web site or by dialing (320) 365-3844 - Access Code 801844.

About Level 3 Communications

Level 3 (Nasdaq:LVLT) is an international communications and information services company. The company operates one of the largest Internet backbones in the world, is one of the largest providers of wholesale dial-up service to ISPs in North America and is the primary provider of Internet connectivity for millions of broadband subscribers, through its cable and DSL partners. The company offers a wide range of communications services over its 23,000-mile broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, and patented softswitch managed modem and voice services. Its Web address is www.Level3.com.

The company offers information services through its subsidiaries, Software Spectrum and (i)Structure. On October 25, 2005, Level 3 announced it signed a definitive agreement to sell (i)Structure for approximately $81.5 million. Closing is subject to certain conditions. For additional information, visit their respective Web sites at www.softwarespectrum.com and www.i-structure.com.

The Level 3 logo is a registered service mark of Level 3 Communications, Inc. in the United States and/or other countries. Level 3 services are provided by a wholly owned subsidiary of Level 3 Communications, Inc.

Forward-Looking Statement

Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: developing new products and services that meet customer demands and generate acceptable margins; increasing the volume of traffic on Level 3’s network; overcoming the softness in the economy given its disproportionate effect on the telecommunications industry; integrating strategic acquisitions; attracting and retaining qualified management and other personnel; successfully completing commercial testing of new technology and information systems to support new products and services, including voice transmission services; ability to meet all of the terms and conditions of our debt obligations; overcoming Software Spectrum’s reliance on financial incentives, volume discounts and marketing funds from software publishers; reducing downward pressure of Software Spectrum’s margins as a result of the use of volume licensing and maintenance agreements; and reducing rate of price compression on certain of the Company’s existing transport and IP services. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.